UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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YUME, INC.
(Name of Registrant as Specified in Its Charter)

VIEX OPPORTUNITIES FUND, LP – SERIES ONE
VIEX OPPORTUNITIES FUND, LP – SERIES TWO
VIEX SPECIAL OPPORTUNITIES FUND II, LP
VIEX GP, LLC
VIEX SPECIAL OPPORTUNITIES GP II, LLC
VIEX CAPITAL ADVISORS, LLC
ERIC SINGER
ELIAS N. NADER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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VIEX Opportunities Fund, LP – Series One, together with the other participants named herein (collectively, “VIEX”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of VIEX’s slate of highly qualified director nominees to the Board of Directors of YuMe, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2016 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 16, 2016, VIEX issued the following press release:

Glass Lewis Recommends YuMe Stockholders Vote for Both VIEX Opportunities Fund Nominees on the GOLD Proxy Card

- Glass Lewis says "investors would be better served supporting" the VIEX nominees

- VIEX believes direct stockholder representation in the boardroom is critical

- Vote the GOLD VIEX proxy card today to elect Elias Nader and Eric Singer

NEW YORK, May 16, 2016 /PRNewswire/ -- VIEX Opportunities Fund, LP – Series One ("VIEX"), the largest stockholder of YuMe, Inc. (NYSE: YUME) ("YuMe" or the "Company"), owning approximately 15.8% of the outstanding common stock of the Company, announced today that a leading independent proxy voting advisory firm, Glass Lewis & Co. ("Glass Lewis"), has recommended that YuMe stockholders vote on the GOLD VIEX proxy card FOR the election of VIEX's highly-qualified director candidates, Elias Nader and Eric Singer, and FOR VIEX's board declassification proposal at the upcoming annual meeting of stockholders of the Company.

Eric Singer, founder of VIEX, responded to Glass Lewis' report, stating, "We are gratified to have received Glass Lewis' support for the election of both our nominees.  Companies like YuMe underscore the importance of stockholders speaking up with a strong voice when a board demonstrates such little regard for capital allocation, cost structure, corporate governance and strategic planning.  We are confident that the solution at YuMe requires direct stockholder representation in the boardroom.  We welcome the Glass Lewis endorsement and urge our fellow YuMe stockholders to vote their GOLD proxy today to elect both of our nominees."

In recommending that YuMe stockholders elect both VIEX nominees, Elias Nader and Eric Singer, Glass Lewis stated:

"In view of concerns principally relating to a misaligned and poorly described cost structure, questionable capital allocations that have seemingly failed to even maintain -- much less expand -- revenue levels and a dubious commitment to willingly improve upon minimally acceptable corporate governance protocols, we believe there is a sound case for the appointment of candidates with a particular focus on cost rationalization and shareholder representation."

Glass Lewis recognized the need to review the Company's operating expenses and capital allocation programs:

". . . we believe there is a reasonable case to suggest YuMe investors would benefit from a more thorough review of the Company's operating expenses and capital allocation programs as a means to press YuMe's margins closer to the peer median and potentially improve the Company's mediocre revenue growth."

In endorsing VIEX's case for change, Glass Lewis noted the YuMe board's insufficient response to stockholder concerns, underscoring the urgent need for stockholder intervention at YuMe:

 "Based on available disclosure, then, we are inclined to suggest YuMe's corporate governance framework and general responsiveness to shareholder concerns are largely predicated on the willingness of one or more investors to publicly press the board for change. We do not believe this represents a particularly progressive approach to corporate governance."

GLASS LEWIS HAS ENDORSED BOTH OF OUR HIGHLY-QUALIFIED NOMINEES AND OUR PROPOSAL TO DECLASSIFY THE YUME BOARD – VOTE THE GOLD PROXY CARD TODAY.

If you have already voted YuMe's white proxy card, a later dated GOLD proxy card will revoke your previously cast vote.

If you have any questions, or require assistance with your vote, please contact Morrow & Co., LLC, toll- free at (800) 662-5200, call direct at (203) 658-9400 or email: viex@morrowco.com

Contacts

Investors:

Morrow & Co., LLC
Tom Ball, 203-658-9400
tomball@morrowco.com

or

John Ferguson, 203-658-9400
jferguson@morrowco.com

SOURCE VIEX Opportunities Fund, LP